EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)                                 Registration Statement  (Form S-8 No. 333-187386) pertaining to the Cubic Corporation 2005 Equity Incentive Plan, Cubic Corporation Employees’ Profit Sharing Plan and Cubic Applications, Inc. 401(k) Retirement Plan, and

(2)                                 Registration Statement (Form S-8 No. 333-127493) pertaining to the Cubic Corporation Employees’ Profit-Sharing Plan, the Cubic Applications, Inc. 401(k) Retirement Plan and the Cubic Corporation 1998 Stock Option Plan;

of our report dated December 5, 2013, except for the effects on the consolidated financial statements of the restatement described in Note 2, as to which the date is May 12, 2014, with respect to the consolidated financial statements of Cubic Corporation and our report dated December 5, 2013, except for the effects of the material weaknesses described in the sixth paragraph, as to which the date is  May 12, 2014, with respect to the effectiveness of internal control over financial reporting of Cubic Corporation included in this Annual Report (Form 10-K/A) of Cubic Corporation for the year ended September 30, 2013.

/s/ Ernst & Young LLP

San Diego, California May 12, 2014